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                                                                     EXHIBIT 8.1
[FORM OF OPINION
OF MAYER, BROWN, ROWE & MAW]


____ __, 2002

Ameritrade Holding Corporation
4211 South 102nd Street
Omaha, Nebraska 68127

Ladies & Gentlemen:

         We have acted as counsel to Ameritrade Holding Corporation, a Delaware corporation ("Ameritrade"), in connection with the proposed merger ("Arrow Merger") of Arrow Merger Corp. ("A Merger Sub"), a Delaware corporation and a direct, wholly-owned subsidiary of Arrow Stock Holding Corporation (the "New Ameritrade"), with and into Ameritrade. All capitalized terms used but not defined herein have the meanings ascribed to them in the Amended and Restated Agreement and Plan of Merger dated as of May 16, 2002 among Ameritrade, A Merger Sub, Datek Online Holdings Corp. ("Datek"), Dart Merger Corp. ("D Merger Sub"), and New Ameritrade (the "Merger Agreement"). This opinion is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission of, New Ameritrade's Registration Statement on Form S-4 (File No. 333-88632) relating to the common stock of New Ameritrade to be issued in the proposed Mergers pursuant to the Merger Agreement (the "Registration Statement") to which this opinion appears as an exhibit.


         In acting as counsel to Ameritrade in connection with the Arrow Merger, we have participated in the preparation of the Merger Agreement and in accordance with the preparation and filing with the Securities and Exchange Commission of the Joint Proxy Statement/Prospectus contained in the Registration Statement (the "Proxy Statement/Prospectus").



         You have requested that we render the opinion set forth below. In rendering such opinion, we have assumed with your consent that the Mergers will be effected in accordance with the Merger Agreement (and exhibits thereto) without the waiver or modification of any material term or condition and with the General Corporation Law of the State of Delaware, as described in the Proxy Statement/Prospectus. We have also assumed that the representations and warranties contained in the Merger Agreement, and statements as to factual matters contained in the Proxy Statement/Prospectus, are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Effective Time of the Arrow Merger, and that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.


         Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive



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____ __, 2002
Page 2


effect. Because this opinion is being delivered prior to the Effective Time of the Arrow Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Arrow Merger or that contrary positions may not be taken by the Internal Revenue Service.


         Under the Merger Agreement, it is a condition to the closing of the Mergers that Ameritrade and Datek each receive an opinion from its respective counsel to the effect that the Mergers will, based upon certain representations by Ameritrade, Datek, and New Ameritrade, constitute a reorganization under
Section 368(a) of the Code, and/or considering the Mergers when taken together, will qualify as an exchange described in Section 351 of the Code. Subject to the foregoing and to the qualifications and limitations set forth herein, we are of the opinion that the discussion contained in the Proxy Statement/Prospectus under the caption "Material Federal Income Tax Considerations," other than the portion set forth under the heading "Material Federal Income Tax Considerations for Datek Stockholders," as to which we express no opinion, and subject to the limitations and qualifications described under the "Material Federal Income Tax Considerations" caption, to the extent it relates to matters of law or legal conclusions, accurately describes the material U.S. federal income tax considerations generally applicable to the Arrow Merger. We understand that Fried, Frank, Harris, Shriver & Jacobson will separately render its opinion as to the discussion contained under the heading "Material Federal Income Tax Considerations for Datek Stockholders."


         This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax considerations of the Arrow Merger, including the Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



Mayer, Brown, Rowe & Maw